JAMES DAHMUS ANNOUNCES DECISION TO LEAVE ADVO

Windsor, Conn.--March 25, 2004--ADVO, Inc. (NYSE: AD) today announced that James Dahmus, Executive Vice President and Chief Financial Officer, has decided to leave the company to pursue another business interest.

"ADVO has benefited from the extensive finance and general business experience that Jim brought to his role," said Gary Mulloy, ADVO's Chairman and Chief Executive Officer. "Our focus now will be on finding a highly qualified individual to fill this very important position."

While ADVO recruits for a new Chief Financial Officer, Don McCombs, ADVO Executive Vice President and President of Operations, will assume the role of interim Chief Financial Officer. Mr. McCombs spent 14 years in ADVO's Finance department and five years as the company's Chief Financial Officer before assuming his current position in 2001.

ADVO, Inc. (NYSE: AD) is the largest targeted in-home print advertising company in the United States, with annual revenues of nearly $1.2 billion. The Company's shared mail advertising programs reach, on average, 67 million US households weekly, and 106 million households monthly. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 131 children. ADVO has 23 mail processing facilities and 34 sales offices nationwide and in Canada. ADVO's corporate headquarters are located at One Targeting Centre Windsor, Connecticut 06095, and the Company can be visited at its Web site at WWW.ADVO.COM.

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CONTACT:
Chris Hutter
Vice President, Investor Relations
ADVO, Inc.
(860) 285-6424